NEWS RELEASE
Media Contact:
Drew Prairie
AMD Communications
512-602-4425
drew.prairie@amd.com

Investor Contact:
Laura Graves
AMD Investor Relations
408-749-5467
laura.graves@amd.com

AMD Reports First Quarter 2021 Financial Results
― Revenue grew 93 percent while net income and EPS tripled year-over-year —

SANTA CLARA, Calif. ― April 27, 2021 ― AMD (NASDAQ: AMD) today announced revenue for the first quarter of 2021 of $3.45 billion, operating income of $662 million, net income of $555 million and diluted earnings per share of $0.45. On a non-GAAP* basis, operating income was $762 million, net income was $642 million and diluted earnings per share was $0.52.
GAAP Quarterly Financial Results

	Q1 2021	Q1 2020	Y/Y	Q4 2020	Q/Q
Revenue ($M)	$3,445	$1,786	Up 93%	$3,244	Up 6%
Gross profit ($M)	$1,587	$818	Up 94%	$1,451	Up 9%
Gross margin %	46%	46%	Flat	45%	Up 1pp
Operating expenses ($M)	$929	$641	Up 45%	$881	Up 5%
Operating income ($M)	$662	$177	Up 274%	$570	Up 16%
Tax Valuation Allowance Release Benefit ($M)	--	--	--	$1,301	--
Net income ($M)	$555	$162	Up 243%	$1,781	Down 69%
Earnings per share	$0.45	$0.14	Up 221%	$1.45	Down 69%

Non-GAAP* Quarterly Financial Results

	Q1 2021	Q1 2020	Y/Y	Q4 2020	Q/Q
Revenue ($M)	$3,445	$1,786	Up 93%	$3,244	Up 6%
Gross profit ($M)	$1,588	$820	Up 94%	$1,452	Up 9%
Gross margin %	46%	46%	Flat	45%	Up 1pp
Operating expenses ($M)	$830	$584	Up 42%	$789	Up 5%
Operating income ($M)	$762	$236	Up 223%	$663	Up 15%
Net income ($M)	$642	$222	Up 189%	$636	Up 1%
Earnings per share	$0.52	$0.18	Up 189%	$0.52	Flat

“Our business continued to accelerate in the first quarter driven by the best product portfolio in our history, strong execution and robust market demand,” said Dr. Lisa Su, AMD president and CEO. “We had outstanding year-over-year revenue growth across all of our businesses and data center revenue more than doubled. Our increased full-year guidance highlights the strong growth we expect across our business based on increasing adoption of our high-performance computing products and expanding customer relationships.”

Q1 2021 Results
•Revenue was $3.45 billion, up 93 percent year-over-year and 6 percent quarter-over-quarter driven by higher revenue in both the Computing and Graphics and Enterprise, Embedded and Semi-custom segments.
•Gross margin was 46 percent, flat year-over-year and up 1 percentage point quarter-over-quarter. The quarter-over-quarter increase was driven by a greater mix of Ryzen™, Radeon™ and EPYC™ processor sales.
•Operating income was $662 million compared to operating income of $177 million a year ago and $570 million in the prior quarter. Non-GAAP operating income was $762 million compared to operating income of $236 million a year ago and $663 million in the prior quarter. Operating income improvements were primarily driven by higher revenue.
•Net income was $555 million compared to net income of $162 million a year ago and $1.78 billion in the prior quarter, which included an income tax benefit of $1.30 billion associated with a valuation allowance release. Non-GAAP net income was $642 million compared to net income of $222 million a year ago and $636 million in the prior quarter.
•Diluted earnings per share was $0.45 compared to diluted earnings per share of $0.14 a year ago and $1.45 in the prior quarter, which included an income tax benefit that contributed $1.06 to earnings per share. Non-GAAP diluted earnings per share was $0.52 based on a 15 percent effective tax rate compared to diluted earnings per share of $0.18 a year ago and $0.52 in the prior quarter. Prior periods had a 3 percent effective tax rate for non-GAAP results.
•Cash, cash equivalents and short-term investments were $3.12 billion at the end of the quarter.

Quarterly Financial Segment Summary
•Computing and Graphics segment revenue was $2.10 billion, up 46 percent year-over-year and 7 percent quarter-over-quarter primarily driven by Ryzen processor and Radeon graphics product sales growth.
◦Client processor average selling price (ASP) grew year-over-year and quarter-over-quarter driven by a richer mix of Ryzen desktop and notebook processor sales.
◦GPU ASP was higher year-over-year and quarter-over-quarter driven by high-end Radeon graphics products.
◦Operating income was $485 million compared to $262 million a year ago and $420 million in the prior quarter. The year-over-year and quarter-over-quarter increases were primarily driven by higher revenue.
•Enterprise, Embedded and Semi-Custom segment revenue was $1.35 billion, up 286 percent year-over-year and 5 percent quarter-over-quarter. The year-over-year increase was driven by higher semi-custom product sales and EPYC processor revenue. The quarter-over-quarter increase was driven by higher EPYC processor sales partially offset by lower semi-custom product sales.
◦Operating income was $277 million compared to an operating loss of $26 million a year ago and operating income of $243 million in the prior quarter. The year-over-year and quarter-over-quarter increases were primarily driven by higher revenue.

•All Other operating loss was $100 million compared to operating losses of $59 million a year ago and $93 million in the prior quarter.

Recent PR Highlights
•AMD announced the AMD EPYC 7003 series processors including the world’s highest performance server processor, the AMD EPYC 7763, extending AMD per-socket and per-core performance leadership. The processors provide up to two times better performance in high-performance computing (HPC), cloud and enterprise workloads compared to the competition, all with leadership security features. A broad set of partners announced offerings based on the new EPYC 7003 series processors.
◦Leading cloud providers announced new and upcoming instances and solutions powered by EPYC 7003 series processors, including Microsoft Azure HBv3 VMs and confidential computing VMs; Oracle Cloud infrastructure; Tencent Cloud instances; Amazon Web Services; and Google Cloud.
◦Multiple server providers launched new platforms powered by EPYC 7003 series processors and more than 100 new platforms are expected to launch in 2021, including Cisco UCS® rack server models; Dell Technologies PowerEdge servers; HPE ProLiant servers, HPE Apollo systems; HPE Cray EX supercomputers; Lenovo ThinkSystem servers and ThinkAgile HCI solutions; and Supermicro systems.
•AMD EPYC CPUs and AMD Instinct™ GPU accelerators are enabling powerful new solutions.
◦HPE and the KTH Royal Institute of Technology in Sweden announced a new pre-exascale supercomputer that will use next generation AMD EPYC processors and AMD Instinct GPUs.
◦AMD EPYC CPUs and AMD Instinct GPUs are powering expanded cloud-based HPC solutions, including Siemens NX and PTC Creo, both on Microsoft Azure NVv4 instances.
•AMD customers are on track to increase the number of notebooks based on the AMD Ryzen 5000 Series Mobile Processors and AMD Ryzen PRO 5000 Series Mobile Processors by 50 percent compared to the prior generation, as leading OEMs announced new systems for businesses, gamers, creators and consumers.
◦Acer introduced the new Nitro 5 and Aspire family of notebooks as well as the Chromebook Spin 514, powered by the recently announced Ryzen 3000 C-Series processors, the first Ryzen processors designed for the Chrome OS.
◦Asus unveiled a lineup of AMD-powered gaming notebooks, as well as updated AMD-powered notebooks for consumers, including new ZenBook, Chromebook Flip and VivoBook systems.
◦HP’s latest portfolio of EliteBook and ProBook business notebooks feature both Ryzen Mobile and Ryzen PRO Mobile 5000 Series Processors.
◦Lenovo introduced twelve new Ryzen 5000 and Ryzen 5000 PRO processor based notebooks, including ThinkBook models for commercial users, Legion and IdeaPad gaming and Yoga notebooks.
•AMD announced the Radeon RX 6700 XT GPU, delivering exceptional 1440p PC gaming experiences. Built on the AMD RDNA 2 gaming architecture and leading edge 7nm process technology, it is designed to deliver the optimal combination of performance and power efficiency.

Current Outlook
AMD’s outlook statements are based on current expectations. The following statements are forward-looking and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.
For the second quarter of 2021, AMD expects revenue to be approximately $3.6 billion, plus or minus $100 million, an increase of approximately 86 percent year-over-year and 4 percent quarter-over-quarter. The year-over-year increase is expected to be driven by growth in all businesses. The quarter-over-quarter increase is expected to be primarily driven by growth in data center and gaming. AMD expects non-GAAP gross margin to be approximately 47 percent in the second quarter of 2021.
For the full year 2021, AMD now expects revenue growth of approximately 50 percent over 2020 driven by growth in all businesses, up from prior guidance of approximately 37 percent annual growth.
AMD Teleconference
AMD will hold a conference call for the financial community at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its first quarter 2021 financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at www.amd.com. The webcast will be available for 12 months after the conference call.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data) (Unaudited)
	Three Months Ended
	March 27, 2021	December 26, 2020	March 28, 2020
GAAP gross profit	$1,587	$1,451	$818
GAAP gross margin %	46%	45%	46%
Stock-based compensation	1	1	2
Non-GAAP gross profit	$1,588	$1,452	$820
Non-GAAP gross margin %	46%	45%	46%

GAAP operating expenses	$929	$881	$641
GAAP operating expenses/revenue %	27%	27%	36%
Stock-based compensation	84	78	57
Acquisition-related costs	15	14	—
Non-GAAP operating expenses	$830	$789	$584
Non-GAAP operating expenses/revenue%	24%	24%	33%

GAAP operating income	$662	$570	$177
GAAP operating margin %	19%	18%	10%
Stock-based compensation	85	79	59
Acquisition-related costs	15	14	—
Non-GAAP operating income	$762	$663	$236
Non-GAAP operating margin %	22%	20%	13%

	Three Months Ended
	March 27, 2021		December 26, 2020		March 28, 2020
GAAP net income / earnings per share	$555	$0.45	$1,781	$1.45	$162	$0.14
Loss on debt redemption/conversion	6	0.01	16	0.01	—	—
Non-cash interest expense related to convertible debt	—	—	—	—	2	—
Stock-based compensation	85	0.07	79	0.06	59	0.04
Equity income in investee	(2)	—	(3)	—	—	—
Acquisition-related costs	15	0.01	14	0.01	—	—
Release of valuation allowance on deferred tax assets	—	—	(1,301)	(1.06)	—	—
Impairment of investment	8	0.01	—	—	—	—
Income tax provision (benefit)	(25)	(0.03)	50	0.05	(1)	—
Non-GAAP net income / earnings per share	$642	$0.52	$636	$0.52	$222	$0.18

Shares used and net income adjustment in earnings per share calculation (1)
Shares used in per share calculation (GAAP)	1,231		1,226		1,224
Interest expense add-back to GAAP net income	$—		$—		$4
Shares used in per share calculation (Non-GAAP)	1,233		1,232		1,224
Interest expense add-back to Non-GAAP net income	$—		$—		$2

(1)
For the three months ended December 26, 2020 and March 28, 2020, GAAP diluted EPS calculations include 3 million and 31 million shares, respectively, related to the assumed conversion of the Company's 2026 Convertible Notes and the associated $0 million and $4 million interest expense, respectively, add-back to net income under the "if converted" method.

For the three months ended March 27, 2021, December 26, 2020 and March 28, 2020, Non-GAAP diluted EPS calculations include 2 million, 9 million and 31 million shares, respectively, related to the assumed conversion of the Company's 2026 Convertible Notes and the associated $0 million, $0 million and $2 million interest expense, respectively, add-back to net income under the "if converted" method.

About AMD
For more than 50 years, AMD has driven innovation in high-performance computing, graphics and visualization technologies – the building blocks for gaming, immersive platforms and the data center. Hundreds of millions of consumers, leading Fortune 500 businesses and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

Cautionary Statement
This press release contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) such as AMD’s expectation for strong growth across its business; AMD’s growth opportunities and customer relationships; the features, functionality, performance, availability, timing and expected benefits of AMD products; and AMD’s expected second quarter 2021 and fiscal 2021 financial outlook, including revenue and non-GAAP gross margin and expected drivers based on current expectations, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this presentation are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices; global economic uncertainty; the loss of a significant customer; the impact of the COVID-19 pandemic on AMD’s business, financial condition and results of operations; the competitive markets in which AMD’s products are sold; quarterly and seasonal sales patterns; market conditions of the industries in which AMD products are sold; the cyclical nature of the semiconductor industry; AMD's ability to adequately protect its technology or other intellectual property; unfavorable currency exchange rate fluctuations; the ability of third party manufacturers to manufacture AMD's products on a timely basis in sufficient quantities and using competitive technologies; expected manufacturing yields for AMD’s products; the availability of essential equipment, materials, substrates, or manufacturing processes; AMD's ability to introduce products on a timely basis with features and performance levels that provide value to its customers; AMD's ability to generate revenue from its semi-custom SoC products; potential security vulnerabilities; potential IT outages, data loss, data breaches and cyber-attacks; uncertainties involving the ordering and shipment of AMD’s products; AMD’s reliance on third-party intellectual property to design and introduce new products in a timely manner; AMD's reliance on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components; AMD's reliance on Microsoft Corporation and other software vendors' support to design and develop software to run on AMD’s products; AMD’s reliance on third-party distributors and add-in-board partners; the impact of modification or interruption of AMD’s internal business processes and information systems; compatibility of AMD’s products with some or all industry-standard software and hardware; costs related to defective products; the efficiency of AMD's supply chain; AMD's ability to rely on third party supply-chain logistics functions; AMD’s ability to effectively control the sales of its products on the gray market; the impact of government actions and regulations such as export administration regulations, tariffs and trade protection measures; AMD’s ability to realize its deferred tax assets; potential tax liabilities; current and future claims and litigation; the impact of environmental laws, conflict minerals-related provisions and other laws or regulations; the impact of acquisitions, joint ventures and/or investments on AMD's business, including the announced acquisition of Xilinx, and the failure to integrate acquired businesses; AMD’s ability to complete the Xilinx merger; the impact of the announcement and pendency of the Xilinx merger on AMD’s business; the impact of any impairment of the combined company’s assets on the combined company’s financial position and results of operation; the restrictions imposed by agreements governing AMD’s notes and the revolving credit facility; the potential dilutive effect if the 2.125% Convertible Senior Notes due 2026 are converted; AMD's indebtedness; AMD's ability to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD's ability to repurchase its outstanding debt in the event of a change of control; AMD's ability to generate sufficient revenue and operating cash flow or obtain external financing for research and development or other strategic investments; political, legal, economic risks and natural disasters; future impairments of goodwill and technology license purchases; AMD’s ability to attract and retain qualified personnel; AMD’s stock price volatility; and worldwide political conditions. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to AMD’s most recent reports on Forms 10-K and 10-Q.

*
In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP gross profit, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share. AMD uses a normalized tax rate in its computation of the non-GAAP income tax provision to provide better consistency across the reporting periods. For fiscal 2021, AMD uses a projected non-GAAP tax rate of 15%, which excludes the tax impact of pre-tax non-GAAP adjustments, reflecting currently available information. AMD also provided adjusted EBITDA and free cash flow as supplemental non-GAAP measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. The non-GAAP financial measures disclosed in this earnings press release should be viewed in addition to and not as a substitute for or superior to AMD’s reported results prepared in accordance with GAAP and should be read only in conjunction with AMD’s Consolidated Financial Statements prepared in accordance with GAAP. These non-GAAP financial measures referenced are reconciled to their most directly comparable GAAP financial measures in the data tables at the end of this earnings press release. This earnings press release also contains forward-looking non-GAAP gross margin concerning AMD’s financial outlook, which is based on current expectations as of April 27, 2021 and assumptions and beliefs that involve numerous risks and uncertainties. AMD undertakes no intent or obligation to publicly update or revise its outlook statements as a result of new information, future events or otherwise, except as may be required by law.

AMD, the AMD Arrow logo, EPYC, Radeon, Ryzen, Instinct, Threadripper and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions except per share amounts and percentages) (Unaudited)

	Three Months Ended
	March 27, 2021	December 26, 2020	March 28, 2020
Net revenue	$3,445	$3,244	$1,786
Cost of sales	1,858	1,793	968
Gross profit	1,587	1,451	818
Gross margin %	46%	45%	46%
Research and development	610	573	442
Marketing, general and administrative	319	308	199
Licensing gain	(4)	—	—
Operating income	662	570	177
Interest expense	(9)	(9)	(13)
Other income (expense), net	(11)	(15)	4
Income before income taxes and equity income	642	546	168
Income tax provision (benefit)	89	(1,232)	6
Equity income in investee	2	3	—
Net Income	$555	$1,781	$162
Earnings per share
Basic	$0.46	$1.48	$0.14
Diluted	$0.45	$1.45	$0.14
Shares used in per share calculation
Basic	1,213	1,205	1,170
Diluted	1,231	1,226	1,224

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)

	March 27, 2021	December 26, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,763	$1,595
Short-term investments	1,353	695
Accounts receivable, net	2,178	2,066
Inventories	1,653	1,399
Receivables from related parties	7	10
Prepaid expenses and other current assets	243	378
Total current assets	7,197	6,143
Property and equipment, net	681	641
Operating lease right-of use assets	241	208
Goodwill	289	289
Investment: equity method	65	63
Deferred tax assets	1,162	1,245
Other non-current assets	412	373
Total Assets	$10,047	$8,962

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$949	$468
Payables to related parties	40	78
Accrued liabilities	1,779	1,796
Other current liabilities	96	75
Total current liabilities	2,864	2,417
Long-term debt, net	313	330
Long-term operating lease liabilities	238	201
Other long-term liabilities	155	177

Stockholders' equity:
Capital stock:
Common stock, par value	12	12
Additional paid-in capital	10,658	10,544
Treasury stock, at cost	(141)	(131)
Accumulated deficit (1)	(4,058)	(4,605)
Accumulated other comprehensive income	6	17
Total stockholders' equity	$6,477	$5,837
Total Liabilities and Stockholders' Equity	$10,047	$8,962

(1)	During the first quarter of 2021, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, using the modified retrospective adoption method, which resulted in $8 million of deferred tax liability associated with book-tax differences in a foreign equity method investment recognized in Accumulated deficit.

ADVANCED MICRO DEVICES, INC.
SELECTED CASH FLOW INFORMATION
(Millions) (Unaudited)

	Three Months Ended
	March 27, 2021	December 26, 2020	March 28, 2020
Net cash provided by (used in)
Operating activities	$898	$554	$(65)
Investing activities	$(722)	$(294)	$(73)
Financing activities	$(8)	$35	$2

SELECTED CORPORATE DATA
(Millions) (Unaudited)

	Three Months Ended
	March 27, 2021	December 26, 2020	March 28, 2020
Segment Information
Computing and Graphics (1)
Net revenue	$2,100	$1,960	$1,438
Operating income	$485	$420	$262
Enterprise, Embedded and Semi-Custom (2)
Net revenue	$1,345	$1,284	$348
Operating income (loss)	$277	$243	$(26)
All Other (3)
Net revenue	$—	$—	$—
Operating loss	$(100)	$(93)	$(59)
Total
Net revenue	$3,445	$3,244	$1,786
Operating income	$662	$570	$177

Other Data
Capital expenditures	$66	$74	$55
Adjusted EBITDA (4)	$857	$753	$304
Cash, cash equivalents and short-term investments	$3,116	$2,290	$1,385
Free cash flow (5)	$832	$480	$(120)
Total assets	$10,047	$8,962	$5,864
Total debt	$313	$330	$488

(1)
The Computing and Graphics segment primarily includes desktop and notebook microprocessors, accelerated processing units that integrate microprocessors and graphics, chipsets, discrete graphics processing units (GPUs), data center and professional GPUs and development services. From time to time, the Company may also sell or license portions of its IP portfolio.

(2)
The Enterprise, Embedded and Semi-Custom segment primarily includes server and embedded processors, semi-custom
System-on-Chip (SoC) products, development services and technology for game consoles. From time to time, the Company may also sell or license portions of its IP portfolio.

(3)	All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category is stock-based compensation expense and acquisition-related costs.

(4)	Reconciliation of GAAP Net Income to Adjusted EBITDA*

	Three Months Ended
	March 27, 2021	December 26, 2020	March 28, 2020
GAAP net income	$555	$1,781	$162
Interest expense	9	9	13
Other (income) expense, net	11	15	(4)
Income tax provision (benefit)	89	(1,232)	6
Equity income in investee	(2)	(3)	—
Stock-based compensation	85	79	59
Depreciation and amortization	95	90	68
Acquisition-related costs	15	14	—
Adjusted EBITDA	$857	$753	$304

(5)	Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow**

	Three Months Ended
	March 27, 2021	December 26, 2020	March 28, 2020
GAAP net cash provided by operating activities	$898	$554	$(65)
Purchases of property and equipment	(66)	(74)	(55)
Free cash flow	$832	$480	$(120)

*	The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting GAAP net income for interest expense, other income (expense), net, income tax provision (benefit), equity income on investee, stock-based compensation, and depreciation and amortization expense. The Company also included acquisition-related costs for the quarter ended March 27, 2021 and December 26, 2020. The Company calculates and presents Adjusted EBITDA because management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of income or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities that can affect cash flows.
**	The Company also presents free cash flow as a supplemental Non-GAAP measure of its performance. Free cash flow is determined by adjusting GAAP net cash provided by operating activities for capital expenditures. The Company calculates and communicates free cash flow in the financial earnings press release because management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities.